Exhibit 99.1

HERITAGE COMMERCE CORP AND UNITED AMERICAN BANK AGREE TO MERGE

Conference Call:  Thursday, January 11, 2018, at 10:30 am PST/1:30 pm EST

SAN JOSE, Calif., January 11, 2018 (Globe Newswire) — Heritage Commerce Corp (NASDAQ:HTBK) (“Heritage”), the parent company of Heritage Bank of Commerce, and United American Bank (OTCBB:UABK) (“United American”) today jointly announced the execution of a definitive agreement and plan of merger and reorganization (the “Agreement”) whereby United American will merge into Heritage Bank of Commerce in a transaction valued at approximately $44.2 million. Heritage will issue approximately 2.8 million of its shares of common stock to the United American common and preferred shareholders in the merger. Additionally, outstanding Series A Preferred Stock and Series B Preferred Stock will be exchanged for $9.1 million in cash at closing.  United American is a full-service California state-chartered commercial bank with branches in San Mateo, Redwood City, and Half Moon Bay, California and serves businesses and individuals primarily in the county of San Mateo in Northern California. As of September 30, 2017, United American had approximately $336.4 million in total assets.

Under the terms of the Agreement, shareholders of United American will receive a fixed exchange ratio of 2.1644 shares of Heritage common stock for each share of United American common stock and each common stock equivalent underlying the United American Series D Preferred Stock and Series E Preferred Stock. Shareholders of the United American Series A Preferred Stock and the Series B Preferred stock will receive $1,000 per share in cash.  Based on Heritage’s closing price of $15.65 per share of Heritage common stock on January 9, 2018, the penultimate trading date before the transaction was announced, the aggregate merger consideration to be received by holders of United American common stock and common stock equivalents is valued at approximately $44.2 million or $33.87 for each of the United American shares of common stock and common stock equivalents, and additionally, holders of Series A Preferred Stock and Series B Preferred Stock will receive $9.1 million in cash.  The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the Agreement and the date that the merger is completed.  On a pro forma basis, the holders of United American common shares, the Series D Preferred Stock and the Series E Preferred Stock will own approximately 6.6% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank (“Tri-Valley”) and United American.  ATBancorp, a bank holding company headquartered in Dubuque, Iowa, which wholly-owns two separate bank subsidiaries, and owns approximately 83% of United American’s common stock and all of its preferred stock.  ATBancorp is a party to the Agreement and has agreed to vote all of its shares of United American in favor of the transaction.  On a pro forma basis, ATBancorp will own approximately 5.4% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley and United American.

The board of directors of Heritage and United American have approved the transaction, which is subject to customary closing conditions, including the approvals of the transaction that is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and United American common stock shareholders are not expected to recognize gain or loss to the extent they receive stock as consideration.

The transaction is subject to the approval of state and federal bank regulatory agencies and the shareholders of United American and other conditions specified in the Agreement.  Heritage does not need to obtain shareholder approval.

“United American Bank is a perfect fit for Heritage, as both our values are aligned with fostering client relationships.  The combination of our two organizations provides the ability to create revenue and cost synergies while offering United American customers a broader product offering, increased lending limits, and an expanded branch delivery system that stretches throughout the San Francisco Bay Area,” said Walter Kaczmarek, President and Chief Executive Officer of Heritage.  “On the heels of the Tri-Valley Bank agreement, signed at the end of December 2017, acquiring United American is a natural progression for us.  Once transaction costs have been assimilated in the first half of 2018, we expect the merger to be accretive to earnings.  We welcome their customers, shareholders and employees to Heritage as we continue to strengthen our banking franchise.”

“We have been impressed by Heritage and how their culture and focus on serving their community are so similar to ours,” remarked John C. Schrup, President and Chief Executive Officer of United American Bank.  “We believe this transaction represents the best path toward long-term value creation for our shareholders.  Our customers will benefit from becoming part of a larger banking franchise with an expanded range of products and services throughout the San Francisco Bay Area.”

Keefe, Bruyette & Woods, Inc. was the financial advisor to Heritage in the transaction. Buchalter, a professional corporation, Los Angeles, California, was legal counsel to Heritage. Sandler O’Neill + Partners, L.P. acted as financial advisor to United American. Sheppard Mullin Richter & Hampton LLP, San Francisco, California was legal counsel to United American.  Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois was legal counsel to ATBancorp.

Conference Call

Heritage Management will host a conference call regarding this announcement on Thursday, January 11, 2018, at 10:30 a.m. Pacific Standard Time (1:30 p.m. Eastern Standard Time). Investment professionals and all current and prospective shareholders are invited to access the live call by dialing 1-888-317-6016 immediately prior to the call and ask for the Heritage Commerce Corp conference call. From Canada, please dial 1-855-669-9657. To listen to the call online, either live or archived, visit Heritage’s website at www.heritagecommercecorp.com.

An investor presentation in connection with the transaction will be filed with the Securities and Exchange Commission (“SEC”) and will be available on Heritage’s website at www.heritagecommercecorp.com under the link for “Presentations” and on United American’s website at www.unitedamericanbank.com under the link for “About Us/News.”

ABOUT HERITAGE COMMERCE CORP AND HERITAGE BANK OF COMMERCE

Heritage Commerce Corp, a California corporation organized in 1998, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heritage provides a wide range of banking services through Heritage Bank of Commerce, a wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. Heritage is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners and employees. Heritage operates through 11 full service branch offices located in the counties of Santa Clara, Alameda, Contra Costa, and San Benito, which are in the southern and eastern regions of the general San Francisco Bay Area of California. Our market includes the headquarters of several technology-based companies in the region commonly known as “Silicon Valley.”  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.

On December 20, 2017, Heritage announced that it had entered into an agreement and plan of merger and reorganization with Tri-Valley pursuant to which Tri-Valley will merge with Heritage Bank of Commerce. Tri-Valley shareholders will receive in the merger an exchange ratio of 0.0489 of a share of Heritage common stock, or an aggregate of approximately 1.9 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the  agreement and the date that the merger is completed which is expected in the second quarter of 2018.

Tri-Valley is a full service commercial bank headquartered in San Ramon, California, and serves businesses, non-profits, entrepreneurs and professionals primarily in California’s Tri-Valley area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon and Danville in the counties of Contra Costa and Alameda.  At September 30, 2017, Tri-Valley had approximately $147.2 million in assets, $122.1 million in net loans and $126.6 million in deposits.  Tri-Valley currently operates two full service branches located in San Ramon and Livermore, California.

As of September 30, 2017, on a pro forma consolidated basis the combined company, including Heritage, Tri-Valley, and United American, would have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.9 billion in total deposits.

To view Heritage Commerce Corp’s most recent financial information, please visit the SEC Filings section of the company’s website at www.heritagecommercecorp.com.

ABOUT UNITED AMERICAN BANK

United American Bank is a full-service commercial bank located in San Mateo County with full service branches located in San Mateo, Redwood City and Half Moon Bay, California. The bank is dedicated to providing quality banking and financial services to businesses, professionals and individuals who prefer a high level of personalized client service and management. At September 30, 2017, the bank had approximately $336.4 million in assets, $225.0 million in net loans and $303.9 million in deposits.  For more information, visit United American Bank on the web at www.unitedamericanbank.com.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of Heritage’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. The documents filed by Heritage with the SEC may be obtained free of charge at Heritage’s website at www.heritagecommercecorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Heritage by requesting them in writing to Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113; Attention: Corporate Secretary, or by telephone at (408) 947-6900.

Heritage intends to file a registration statement with the SEC which will include a proxy statement of United American and a prospectus of Heritage and Heritage may file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of United American are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive proxy statement/prospectus will be sent to the shareholders of United American seeking any required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from Heritage by writing to the address provided in the paragraph above.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about Heritage, United American, and the combined company after the close of the merger and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking statements.  Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of Heritage, United American and the combined company.  Heritage cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  In addition to factors previously disclosed in reports filed by Heritage with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the Merger, including by obtaining regulatory approvals and approval by the shareholders of United American; the successful integration of United America and Tri-Valley Bank, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes/retention will not proceed as planned; the possibility that a change in the interest rate environment may reduce net interest margins; higher than anticipated operating expenses; the effectiveness of our risk management framework, asset/liability re-pricing risks and liquidity risks; the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation, the initiation and resolution of regulatory or other governmental inquiries or investigations; the results of regulatory examinations or reviews changes in law or regulations, including tax laws; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and other risk factors described in documents filed by Heritage with the SEC.

CONTACT:

Heritage Commerce Corp

Debbie Reuter

Executive Vice President and Corporate Secretary

(408) 494-4542

United American Bank

John C. Schrup
President and Chief Executive Officer
jschrup@unitedamericanbank.com
(650) 579-1502